Exhibit 8

Company Name	Location
Alexandria Migration Technologies Ltd.	Israel
Alphatech (2000) Srl	Romania
ASE Advanced Systems Eourope B.V	The Netherlands
BluePhoenix Solutions B.V	The Netherlands
BluePhoenix Solutions GmbH	Germany
BluePhoenix Solutions Ltd.	Cyprus
BluePhoenix Solutions Nordic, ApS	Denmark
BluePhoenix Solutions Pty Ltd.	Australia
BluePhoenix Solutions SRL	Italy
BluePhoenix Solutions UK Limited	United Kingdom
BluePhoenix Solutions USA Inc	U.S.A
Burford International Applications Ltd.	United Kingdom
Burford management services PTE	Singapore
Ce-Post Ltd.	Israel
Crystal America Inc.	USA
Crystal Europe (1999) B.V	The Netherlands
Crystal Sapphire Ltd.	Israel
Intercomp Inc.	USA
Intercomp Ltd.	Israel
IntraComp Group Inc.	USA
Level 8 Systems Ltd.	Israel
Liacom Systems Ltd.	Israel
Liraz Systems (Investments) Ltd.	Israel
Liraz Systems Export (1990) Ltd.	Israel
Liraz Systems Ltd.	Israel
M.S.I Multiconn Solutions international (1995) Ltd.	Israel
Mainsoft Corporation Inc.	USA
Mainsoft R&D Ltd.	Israel
Mainsoft Israel Ltd.	Israel
Multiconn Technologies Ltd.	Israel
Outlook&BluePhoenix Ltd.	Israel
S.C.H software conversion house Ltd.	Israel